                                                                   EXHIBIT 10.15



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT, effective as of November 10, 1997 ("Agreement"), is made between Knowledge Kids Enterprises, Inc., a Delaware corporation (the "Company"), and Timothy Bender ("Employee").

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT.

        1.1 POSITION, DUTIES, RESPONSIBILITIES, AUTHORITY. The Company hereby employs Employee as the Vice President, __________________ of the LeapFrog division of the Company (the "LeapFrog Division") on the terms and conditions hereinafter set forth. In such capacity, Employee shall have such dunes and authority as are customary for, and commensurate with such position, including establishing sales targets policies and procedures, managing sales personnel, and such duties as the Board of Directors may prescribe. Employee shall, to the best of Employee's ability, carry out such responsibilities and duties in an efficient trustworthy, effective and businesslike manner. Employee's performance of services under this Agreement shall be rendered in the San Francisco/Oakland Bay Area or at any location or locations other than the aforesaid as Employee shall agree to and as the Company's Board of Directors may designate from time to time. Employee shall perform Employee's responsibilities hereunder for the Company and/or such affiliates of the Company as the Board of Directors of the Company may designate from time to time.

        1.2 EXCLUSIVE EMPLOYMENT. While Employee is employed with the Company, Employee shall devote his full business time to his duties and responsibilities set forth in this Section 1. Without limiting the generality of the foregoing, Employee shall not, without the prior written approval of the Company's Board of Directors, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Employee may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Employee's ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of the Company.

SECTION 2. COMPENSATION AND OTHER BENEFITS.

        In consideration of Employee's employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2, in full and complete satisfaction of all of the Company's obligations to Employee arising from Employee's employment. The compensation and employee benefits payable to Employee pursuant to this Agreement may be changed only by the written agreement of the parties. Employee authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld by the Company pursuant to


                                       1.

the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

        2.1 BASE COMPENSATION. While Employee is employed with the Company, the Company shall pay to Employee, and Employee shall be entitled to receive from the Company, as a fixed salary for the full time employment referred to in
Section 1 hereof, compensation ("Compensation") from the effective date of this Agreement through December 31, 1998 at the rate of Twelve Thousand Five Hundred Dollars ($12,500.00) per calendar month (a rate equivalent to One Hundred Fifty Thousand Dollars ($150,000) per annum). Said Compensation shall be payable in intervals not less than twice a month in accordance with Company payment policy for executives in effect from time to time. In the event that Employee's Compensation is not otherwise increased by the Board of Directors (or the Compensation Committee) of the Company, effective as of January 1, 1999 and each January 1 thereafter during the Employment Term, Employee's Compensation shall be increased by an amount equal to the percentage increase, if any, in the consumer price index from January 1 of the prior year. The consumer price index to be used shall be the U.S. Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series Subgroup "All Items") San Francisco Bay Area Average.

        2.2 BONUS. For the calendar year ending December 31, 1998, Employee shall be eligible to receive a bonus ("Bonus"), not to exceed Thirty Thousand Dollars ($30,000) in the aggregate, based upon LeapFrog's 1998 Executive Bonus Plan. In order for Employee to be eligible to receive the target maximum Bonus for Calendar Year 1998, the Company's net sales and profit far Calendar Year 1998 must exceed the Company's net sales and profit for the calendar year ended December 31, 1997 by at least thirty percent (30%), excluding any increases in net sales or profit resulting from acquisitions by the Company. For purposes of this Section 2.2, net sales shall mean the dollar amount of net sales invoiced in the calendar year and net profits shall mean earnings before interest, taxes, depreciation and amortization. The Company's Board of Directors shall determine for each calendar year after Calendar Year 1998 in its sole and absolute discretion (i) whether any Bonus shall be paid to Employee, and (ii) if a Bonus is to be paid, the specific amount of such Bonus to be paid. Such determination shall be based upon certain net sales, profits or other performance targets for the Company to be determined by the Company's Board of Directors, and the Employee's satisfactory performance of his assigned dudes, in each case for the applicable calendar year.

        2.3 SARS. The Company is in the process of establishing a stock appreciation right ("SAR") or similar equity participation plan. Employee shall be granted SARs or other rights under said plan entitling him to rights corresponding to an aggregate of 152,440 shares of the Company's common stock (subject to the vesting schedule set forth below). Such SARs or other rights shall have a stated or strike price ("Exercise Price") equal to $2.37 per share. So long as Employee is employed with the Company, such SARs or other rights shall vest as follows: 38,104 shares shall vest on January 1, 1999 and an additional 3,176 shares shall vest on the first day of each calendar month thereafter until all such SARs or other rights have become vested. Such SARs or other rights shall contain such other terms and conditions as shall be determined by the Company's Board of Directors, or Compensation Committee, as applicable.


                                       2.

        2.4 VACATION: LEAVE. Employee shall be entitled to paid vacation in any fiscal year during the Employment Term in accordance with Company vacation and leave policies. Said vacation time shall be planned consistent with Employee's duties and obligations hereunder.


        2.5 OTHER BENEFITS. Employee shall be entitled to receive an automobile allowance of $650 per month and such other specific and applicable employee benefits, such as group medical and dental for Employee, Employee's spouse and dependent children, life and disability insurance coverage, and sick leave all as granted to the Company's executive employees in accordance with the Company's policies and guidelines, including but not limited to contribution requirements for dependent coverage, as approved by the Company's Board of Directors from time to time.


SECTION 3. EMPLOYMENT TERM AND TERMINATION.

        3.1 TERM AND TERMINATION. Employee's employment with Company is for unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Accordingly, the employment relationship may be terminated at any time with or without cause, by Company or by Employee, by delivery of written notice. Except as otherwise specifically provided in Section
3.2 below, upon termination of employment Employee shall not be entitled to receive any compensation or benefits other than Compensation due through the date of termination of Employment.

        3.2 COMPENSATION AND BENEFITS UPON TERMINATION WITHOUT CAUSE. In the event the Company terminates the Employee's employment for any reason other than the death or disability of Employee, or Cause, the Company shall pay Employee:
(i) in a lump sum within thirty (30) days of the effective date of termination, any Compensation due through the date of termination, (ii) the balance of Employee's Compensation, as and when otherwise payable hereunder, which he would have been entitled to receive through the end of the Severance Period (as defined below), (iii) a pro rata portion of Employee's Bonus, as and when otherwise payable hereunder, which he would have been entitled to receive through the effective date of termination, and (iv) continuation of benefits upon substantially the same terms and conditions then in effect on the date of termination under all medical. dental and life insurance plans through the end of the Severance Period, provided that Employee at his own expense shall be entitled to continue appropriate benefits under any applicable Cobra program thereafter. In no event will Employee vest in any SAR's or other similar rights during the Severance Period. As used in this Section 3.2, the Severance Period shall mean the period beginning on the date of termination of employment and ending on the earliest of: (a) the date that Employee is employed with another employer, or (b) the date that Employee is engaged in any independent contractor or consulting relationship, or (c) the date that is six (6) months after the date of termination of Employee's employment with the Company.

        For purposes of this Section 3.2, the following definitions shall apply:

        The term "disability" shall mean a physical or mental disability that renders Employee unable to perform his normal duties for the Company for a period of 120 consecutive days as determined by the Board of Directors of the Company.


                                       3.
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        The term "Cause" shall mean if the Employee shall (i) commit an act of fraud, embezzlement or misappropriation involving the Company, (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty or no contest to, any felony involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement and which results or will result in significant harm to the Company, or (iv) willfully fail to perform the responsibilities and duties specified herein.

SECTION 4. BUSINESS EXPENSES.

        The Company shall pay for or reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder, upon submission to the Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Employee reasonably has been able to obtain.

SECTION 5. COVENANTS OF EMPLOYEE.

        5.1 ACKNOWLEDGMENTS. Employee acknowledges the following:

               5.1.1 ACCESS TO CONFIDENTIAL INFORMATION. Employee's services to be rendered hereunder shall place him in a position of confidence and trust which shall allow him access to "Confidential Information" (as hereinafter defined).

               5.1.2 FAIR AND REASONABLE COVENANT. The type and period of restrictions imposed by the covenants in this Section 5 are fair and reasonable and such restrictions will not prevent Employee from earning a livelihood.

        5.2 COVENANT AS TO NONDISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. Employee agrees as follows:

               5.2.1 Employee shall not at any time during or after Employee's employment, disclose to anyone outside of the Company or use for any purpose that is not expressly authorized by the Company any Confidential Information. Employee shall not deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific written consent of the president of the Company.

               5.2.2 The Company's agreements with other persons or with the U.S. government, or its agencies, may include agreements that impose obligations or restrictions regarding inventions that occur in connection with work relating to such an agreement, or regarding the confidential nature of work pursuant to such an agreement. Employee agrees to be bound by all such lawful obligations and restrictions, and to do whatever is necessary to satisfy the obligations of the Company.

               5.2.3 If this Agreement is terminated for any reason, Employee shall promptly surrender and deliver to the Company all Confidential Information. Employee will not retain any


                                       4.
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description or other document that contains or relates to any Confidential
Information that Employee may produce, obtain or otherwise learn about during employment with the Company.

        5.3 ASSIGNMENT OF INVENTIONS. Employee assigns and transfers to the Company Employee's entire right, title and interest in and to all inventions including, but not limited to, ideas, improvements, designs and discoveries ("Inventions"), whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by Employee or jointly with others) during Employee's employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or its subsidiaries. All Inventions are the sole property of the Company; provided, however, that this Agreement does not require assignment of an Invention which qualifies fully for protection under Section 2870 of the California Labor Code ("Section 2870"), which provides as follows:

               5.3.1 Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to am invention that the employee developed entirely on his or her own time and without using the employer's equipment, suppliers, facilities or trade secrets information except for those inventions that either:

                      (a) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

                      (b) result from any work performed by the employee for the employer.

               5.3.2 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Section 5.3.1, the provision is against the public policy of this state and is unenforceable.

        5.4 DISCLOSURE OF INVENTIONS: PATENTS, COPYRIGHTS AND MASK WORK RIGHTS. Employee agrees that in connection with any Invention:

               5.4.1 To keep and maintain adequate and current written records of all Inventions made by Employee (in the form of notes, sketches, drawings and other forms specified by the Company) while employed by the Company. These records shall be available to the Company and shall be and remain the sole property of the Company at all times. Employee will disclose such Inventions promptly in writing to Employee's immediate supervisor at the Company, with a copy to the Company President, whether or not Employee believes the invention is protected by Section 2870. Such disclosure shall be received in confidence by the Company. Within thirty (30) days after receipt of such disclosure, the Company shall respond to Employee specifying that the Company either (i) claims that the Invention is an assignable invention (as defined below in Section 5.4.2), (ii) relinquishes any claim to the Invention or (iii) requires further or more detailed disclosure to assess its rights to the Invention under this Agreement. In the case of clause (iii) above, the Company shall permit Employee time during normal business hours reasonably necessary to prepare a more detailed disclosure; and the


                                       5.

Company shall provide an additional response as described in this Section 5.4.1 within thirty (30) days after receipt by the Company of such further or more detailed disclosure.

               5.4.2 Upon request, to promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 5.3 ("assignable invention") and Employee will preserve any such assignable invention as Confidential Information.

               5.4.3 Upon request, to assist the Company or its nominee (at its expense) during and at any time subsequent to Employee's employment in every reasonable way to obtain for the Company's or its nominee's benefit, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Employee shall execute such papers and perform such lawful acts as the Company deems necessary to exercise all rights, title and interest in such Statutory Rights.

               5.4.4 To execute and deliver to the Company or its nominee upon request and at its expense all documents, including applications for and assignments of Statutory Rights to be issued therefor, as the Company determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in Statutory Rights and to vest title thereto in the Company or its nominee.

        5.5 RETURN OF BUSINESS RECORDS AND EQUIPMENT. Upon termination of Employee's employment hereunder, Employee shall promptly return to the Company
(i) all documents, records, procedures, books, notebooks, and any outer documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Employee's possession or control regardless of whether such documentation was prepared or compiled by Employee, Company, other employees of the Company, representatives, agents, or independent contractors and (ii) all equipment or tangible personal property entrusted to Employee by the Company. Employee acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

        5.6 ADDITIONAL COVENANTS PROTECTING THE INTERESTS OF THE COMPANY. Employee agrees that at all times during his employment hereunder, he shall comply with the Company's employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

        5.7 POST-EMPLOYMENT COOPERATION. Employee agrees that, for a period of three years following his termination of employment under this Agreement, he shall, upon Company's reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Employee obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not


                                       6.

limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Employee's business and personal obligations at the time. The Company shall pay Employee's reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

        5.8 CERTAIN DEFINITIONS. For purposes of this Section 5, "Confidential Information" shall mean information compilations of information relating to the business and the owners of the Company and/or Knowledge Kids, L.L.C. and/or their affiliates provided to Employee in connection with his employment with the Company and/or any affiliate of the Company or to which Employee had access or which he compiled while an employee of the Company and/or an affiliate of the Company, including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customers, clients, agents, other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, prices and price lists, operating and training materials, data bases and analyses, designs, formulae, test data and all other documents relating thereto or strategies of the Company; provided, however, the term "Confidential Information" as used herein shall not include information (i) which has become public, published or is otherwise in the public domain through no fault of Employee prior to any disclosure thereof by Employee, (ii) which was known to Employee prior to his employment or affiliation with the Company, (iii) which is required to be disclosed by statute, regulation or court order, or (iv) which is known generally to the public.

               5.8.1 THE COMPANY. As used throughout this Section 5, the term "Company" shall be deemed to include and refer to any company or person affiliated with the Company.

        5.9 REMEDIES. In view of the position of confidence which Employee will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Employee will have pursuant to his employment, Employee expressly acknowledges that the restrictive covenants set forth in this
Section 5 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Employee further acknowledges that (i) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 5, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this
Section 5 would theretofore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

SECTION 6. REPRESENTATIONS BY EMPLOYEE.

        Employee represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement; and that his execution and/or performance of all his


                                       7.
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obligations under this Agreement does not and will not violate or breach any other agreement between Employee and any other person or entity. Employee acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.

SECTION 7. ASSIGNABILITY.

        This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 8. NOTICES.

        Notices under this Agreement shall be sufficient only if mailed by certified or registered United States mail, return receipt requested, or personally delivered, to the parties at their addresses set forth on the signature page hereof or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received two (2) days after deposit.

SECTION 9. MISCELLANEOUS.

        9.1 ENTIRE AGREEMENT. This Agreement contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom. Employee has not entered into this Agreement or employment relationship in reliance on any representations, written or oral, other than those contained herein. This Agreement may be modified only by a writing signed by Employee and the President of Company.

        9.2 AMENDMENT. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

        9.3 APPLICABLE LAW: CHOICE OF FORUM. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

        9.4 ATTORNEYS' FEES. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the arbitrator or the court in which the action or proceeding is brought.

        9.5 PROVISIONS SEVERABLE. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full


                                       8.

force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be enforced to the maximum extent permitted by law.

        9.6 NON-WAIVER OF RIGHTS AND BREACHES. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

        9.7 GENDER AND NUMBER. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word "person" shall include any natural person, partnership, corporation, association, trust, estate or other legal entity.

        9.8 HEADINGS. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

        9.9 COUNTERPARTS. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.


                                       9.

        9.10 ARBITRATION. Any and all disputes or controversies whether at law or in equity arising from or in connection with this Agreement or the employment of Employee hereunder, shall, at the option of the Company or Employee, be submitted to final and binding arbitration in San Francisco, California. Such arbitration shall comply with and be governed by the provisions of the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award tendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of arbitration including but not limited to attorneys' fees shall be borne by the losing party or in such proportion as the arbitrator(s) shall determine.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        EMPLOYEE:


                                        /s/ Timothy M. Bender
                                        --------------------------------------
                                        TIMOTHY M. BENDER

                                        Address:
                                        165 Canyon Lakes Way
                                        San Ramon, CA 94583



                                        COMPANY:

                                        KNOWLEDGE KIDS ENTERPRISES, INC.
                                        LEAPFROG DIVISION


                                        By: /s/ Michael C. Wood
                                        --------------------------------------
                                        Name: Michael C. Wood
                                        --------------------------------------
                                        Title: President
                                        --------------------------------------

                                        Address:
                                        5741 Doyle Street
                                        Emeryville, CA 94608




                                      10.